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                                                  FOLEY & LARDNER LLP
                                                  ATTORNEYS AT LAW

                                                  WASHINGTON HARBOUR
                                                  3000 K STREET, N.W., SUITE 500
                                                  WASHINGTON, D.C. 20007-5143
                                                  202.672.5300 TEL
                                                  202.672.5399 FAX
                                                  www.foley.com

                                                  CLIENT/MATTER NUMBER
                                                  303090-0010

                                  July   , 2004
                                       --

John Hancock Variable Series Trust I
197 Clarendon Street
Boston, MA 02117

          Re: Federal Income Tax Consequences of Merger of Funds Under
              Agreement and Plan of Reorganization of John Hancock
              Variable Series Trust I dated as of                     , 2004
                                                  --------------------

Ladies and Gentlemen:

     You have requested our opinion, in our capacity as counsel to John Hancock Variable Series Trust I ("JHVST"), a Massachusetts business trust, concerning certain federal income tax consequences of the anticipated transactions under
the Agreement and Plan of Reorganization, dated as of                   , 2004
                                                      ------------------
(the "Agreement"), by and between JHVST, on behalf of its Fundamental Growth, Large Cap Growth B, Fundamental Value B, Mid Cap Value, Small Cap Growth, Overseas Equity, and Overseas Equity C Funds (each an "Acquired Fund") and its Large Cap Growth, Fundamental Value, Mid Cap Value B, Small Cap Emerging Growth, and Overseas Equity B Funds (each an "Acquiring Fund"), and John Hancock Life Insurance Company, a Massachusetts corporation.

Background

     The following transactions (as to each constituent pair of Funds, a "Transaction") are contemplated under the Agreement: (i) each Acquired Fund will transfer all of its assets to the corresponding Acquiring Fund, listed opposite its name on Schedule A to this letter, solely in exchange for the assumption by the Acquiring Fund of the liabilities of the Acquired Fund and delivery by JHVST directly to the holders of record of the issued and outstanding shares of the Acquired Fund of a number of Acquiring Fund shares having an aggregate net asset value equal to the net value of the assets of the Acquired Fund so transferred.

     Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Agreement. For purposes of this opinion, the term "Code" means the Internal Revenue Code of 1986, as amended, and all statutory references are to the Code unless otherwise specified.

BRUSSELS   DETROIT        MILWAUKEE    SAN DIEGO/DEL MAR   TAMPA
CHICAGO    JACKSONVILLE   ORLANDO      SAN FRANCISCO       TOKYO
DENVER     LOS ANGELES    SACRAMENTO   SILICON VALLEY      WASHINGTON, D.C.
           MADISON        SAN DIEGO    TALLAHASSEE         WEST PALM BEACH

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[LOGO] FOLEY

John Hancock Variable Series Trust I
July   , 2004
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Scope and Basis of Opinion

     The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local or foreign income tax or legal aspect of the Transaction, and no inference should be drawn with respect to any matter not expressly opined upon.

     In connection with the preparation of this opinion, we have reviewed and
relied on the Proxy Statement and Prospectus filed on              , 2004 by
                                                      -------------
JHVST with the Securities and Exchange Commission with respect to the Transactions (the "Proxy Statement"), the Agreement, certain representations concerning the Transactions made to us by JHVST in an officer's certificate
dated                , 2004, and such other documents concerning the Transaction
      ---------------
as we have deemed necessary. We have assumed for all purposes that the Transactions will be effected as set forth above and as described in the Agreement and the Proxy Statement. We have not made any independent investigation of the representations in connection with the Transactions.

     Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today's date.

Opinion

     Subject to the conditions and limitations included in the portion of this letter entitled Scope and Basis of Opinion and in the paragraphs following numbered paragraph (9), below, we are of the opinion that for federal income tax purposes:

     (1) The acquisition by each Acquiring Fund of all the assets of the corresponding Acquired Fund in a Transaction solely in exchange for the assumption by the Acquiring Fund of the liabilities of the Acquired Fund and direct delivery of shares of the Acquiring Fund to shareholders of the Acquired Fund, as described above, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. Each of the Acquiring Fund and the Acquired Fund will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized by any Acquired Fund upon the transfer of all its assets to the corresponding Acquiring Fund in a Transaction solely in exchange for the assumption by the Acquiring Fund of the liabilities of the Acquired Fund and the direct delivery of voting shares of the Acquiring Fund to shareholders of the Acquired Fund (Sections 361(a), 357(b), 361(c) of the Code).

     (3) No Acquiring Fund will recognize any gain or loss on the receipt of the assets of the corresponding Acquired Fund in a Transaction solely in exchange for the Acquiring Fund's voting shares and the Acquiring Fund's assumption of the Acquired Fund's liabilities, if any (Section 1032(a) of the Code).

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John Hancock Variable Series Trust I
July   , 2004
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     (4)  The basis of the assets of an Acquired Fund in the hands of the corresponding Acquiring Fund in a Transaction will be the same as the basis of those assets in the hands of the Acquired Fund immediately prior to the Transaction (Section 362(b) of the Code).

     (5) Each Acquiring Fund's holding period for the corresponding Acquired Fund's assets acquired in a Transaction will include the period during which the Acquired Fund held such assets (Section 1223(2) of the Code).

     (6) No gain or loss will be recognized by the shareholders of any Acquired Fund on the receipt of voting shares of the corresponding Acquiring Fund solely in exchange for their shares in the Acquired Fund (Section 354(a) of the Code).

     (7) The basis of the shares of the Acquiring Fund received by the shareholders of an Acquired Fund in a Transaction will be the same as the basis of the shares of the Acquired Fund constructively surrendered in exchange therefor (Section 358(a)(1) of the Code).

     (8) The holding period of shares of an Acquiring Fund received in a Transaction by the shareholders of the corresponding Acquired Fund will include the period during which such shareholders held the shares of the Acquired Fund surrendered in exchange therefor, provided that the Acquired Fund's shareholders held the shares of the Acquired Fund as a capital asset on the date of the Transaction (Section 1223(1) of the Code).

     (9) Pursuant to Section 381(a) of the Code, each Acquiring Fund in a Transaction will succeed to and take into account the items of the corresponding Acquired Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383, and 384 of the Code, and the Treasury Regulations thereunder. Pursuant to Section 1.381(b)-1 of the Treasury Regulations, the taxable year of each Acquired Fund will end on the date of the Transaction.

     This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service ("IRS") or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

     In order for a Transaction to have the tax consequences described in (1) -
(9) above, there must be, among other things, "continuity" of the Acquired Fund's "business enterprise," as those terms are used in the applicable IRS regulations. Most commonly, in the mutual fund context,

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John Hancock Variable Series Trust I
July   , 2004
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such continuity is established by reliance on IRS guidance to the effect that such continuity will exist if the acquiring fund will use at least 34% of the acquired fund's historic business assets in the acquiring fund's business. However, we understand that, prior to the Transactions numbered 1, 2, 3, 5, and 7 in Schedule A hereto, most of the portfolio securities held by the Acquired Fund will be, or will have been, sold in order to reinvest the proceeds of such sales in the portfolio securities selected under the criteria adopted by the corresponding Acquiring Fund. As a result of such sales, it is possible that the aforementioned "continuity of business assets" test might not be met. If not, the "continuity of business enterprise" test will be met only if the "historic business," as that term is used in the applicable IRS regulations, of the Acquired Fund is deemed to be carried on by the corresponding Acquiring Fund.

     In Revenue Ruling 87-76, 1987-2 C.B. 84, the IRS held that the "continuity of business enterprise" requirement was not met in the case of an acquisition of the assets of an investment company that invested in corporate stocks and bonds by another investment company that invested in municipal bonds. In that ruling, the IRS concluded that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. The uncertainty arises because there is little additional precedent on the applicability the "continuity of historic business" test on facts similar to those at hand.

     Nevertheless, unlike the facts in Revenue Ruling 87-76, each of the Acquired Funds, in Transactions numbered 1, 2, 3, 5, and 7 in Schedule A, would, in our opinion, be in the same line of business as its corresponding Acquiring Fund, even if that line of business were evaluated at a point in time prior to any contemplation of the Transaction in question. The following summarizes our conclusions on this point:

Transaction                           Common Historical Line of Business
--------------------------------------------------------------------------------
1. & 2. Fundamental Growth and        To be a large capitalization stock fund
     Large Cap Growth B Funds         with a growth emphasis that seeks
     (Acquired Funds) into Large      long-term capital appreciation, by
     Cap Growth Fund (Acquiring       investing primarily in common stocks of
     Fund)                            large, established U.S. companies that are
                                      believed to offer above-average potential
                                      for long-term growth in revenues and
                                      earnings.
--------------------------------------------------------------------------------

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John Hancock Variable Series Trust I
July   , 2004
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Transaction                           Common Historical Line of Business
--------------------------------------------------------------------------------

3.   Fundamental Value B Fund         To be a large capitalization stock fund
     (formerly Large Cap Value CORE   with a value emphasis, by investing
     Fund) (Acquired Fund) into       primarily in a diversified mix of common
     Fundamental Value Fund           stocks of large U.S. companies that are
     (Acquiring Fund)                 believed to offer favorable prospects for
                                      increasing dividends and growth in
                                      capital.
--------------------------------------------------------------------------------
5.   Small Cap Growth Fund            To be a small cap stock fund with a growth
     (Acquired Fund) into Small Cap   emphasis that seeks long-term capital
     Emerging Growth Fund             appreciation, by investing primarily in
     (Acquiring Fund)                 common stocks of small U.S. companies that
                                      are believed to offer above-average
                                      potential for growth in revenues and
                                      earnings.
--------------------------------------------------------------------------------
7.   Emerging Markets Equity Fund     To be a fund that seeks long-term capital
     (Acquired Fund) into Overseas    appreciation by normally investing at
     Equity B Fund (Acquiring Fund)   least 80% of its assets outside the U.S.
--------------------------------------------------------------------------------

     In view of these and other considerations, we are of the opinion that the "continuity of business enterprise" requirement should be deemed to be met with respect to each Acquired Fund and corresponding Acquiring Fund in these Transactions. Nevertheless, as a result of the lack of authority on this issue, complete certainty is not possible as to whether the "continuity of business enterprise" requirement will be deemed to be met in the case of Transactions 1, 2, 3, 5, and 7 in Schedule A.

     The opinion expressed herein is for the exclusive benefit of the Acquired Funds, the Acquiring Funds, and their respective shareholders. No other person shall be entitled to rely on this opinion.

                                                  Very truly yours,


                                                  FOLEY & LARDNER LLP

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                                   Schedule A

Acquired Fund                                  Corresponding Acquiring Fund
--------------------------------------------------------------------------------

1. Fundamental Growth Fund                     1. Large Cap Growth Fund

2. Large Cap Growth B Fund                     2. Large Cap Growth Fund

3. Fundamental Value B Fund                    3. Fundamental Value Fund

4. Mid Cap Value Fund                          4. Mid Cap Value B Fund

5. Small Cap Growth Fund                       5. Small Cap Emerging Growth Fund

6. Overseas Equity Fund                        6. Overseas Equity B Fund

7. Overseas Equity C Fund                      7. Overseas Equity B Fund